Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Option and Grant Plan, 2023 Stock Option and Incentive Plan and 2024 Employee Stock Purchase Plan of Q32 Bio Inc. of our report dated March 26, 2024, relating to the consolidated financial statements of Q32 Bio Operations Inc. (previously named Q32 Bio Inc.) as of and for the years ended December 31, 2023 and 2022 appearing in a Current Report (Form 8-K) of Q32 Bio Inc. dated March 26, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 31, 2024